Exhibit 5.2

CONSENT OF PORTFOLIO CONSULTANT

To the Sponsor, Trustee and Holders

Equity Focus Trusts—Trilogy Advisors

Baby Boom Economy Portfolio, 2003 Series A and Trilogy Advisors Global Communications Portfolio, 2003 Series A (the “Trusts”)

We hereby consent to the use of our name “Trilogy Advisors” and references to our firm in the Prospectus for the Trusts.

TRILOGY ADVISORS LLC

/S/    ANDREW GORDON

New York, New York

February 24, 2003